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Interactive Television Networks, Inc. Names Three New Board Members, Expanding Arsenal of Entertainment Experience

Laguna Nigel, CA, August 1, 2005 /PRNewswire/ -- Radium Ventures, Inc. (OTC Bulletin Board: RDIU.OB - News) , a leader in Internet Protocol Television (IPTV), today announced that Interactive Television Networks, Inc. (“ITVN”) has named three independent Directors to the Board of Directors Mr. Geoff Brown, Mr. Joseph J. Scotti and Mr. John Wirt will join the ITVN Board of Directors as Independent Directors effective immediately and bring to ITVN a broad background of experience in media and entertainment.

Geoff Brown, 59, is recognized as a pioneer in interactive entertainment.  In 1984 Brown founded UK-based US Gold, a video game developer and publisher, whose distribution arm, CentreSoft Ltd, remains the largest distributor of video games in the UK. Following a successful UK public offering in 1993, US Gold purchased Core Design.  Under Brown’s leadership Core Design commissioned and developed Tomb Raider, which went on to become a worldwide franchise selling over 30 million games. Brown also has worked with the IOC/Olympics Committee, creating Official Olympic Games products (including the BAFTA winning Salt Lake City 2000) and won an MTV award for Robbie William’s ‘Rock DJ’ pop video.  Brown’s companies have sold over 100 million video games worldwide.

Joseph J. Scotti, 47, is a prominent cable and broadcast industry executive, television distribution veteran and President of Global Media Television.  Previously, Scotti was President of FremantleMedia’s (formerly Pearson Television) North American Distribution Division.  Prior to Pearson, Scotti served as executive vice president for All-American Television which was sold to Pearson PLC in a $535 million dollar transaction.  Additionally, Scotti launched multiple television franchises including Baywatch: Hawaii, Baywatch-The Strip, The Adventures of Sinbad, Ghost Stories, Air America, Match Game, Family Feud, To Tell the Truth, Card Sharks, Beach Clash, and such cable television networks as Showtime, The Movie Channel, The Viewers Choice Channel, among others.  He is a graduate of Fairleigh Dickinson University, with a Bachelor’s of Science in Business Management.

John Wirt, 41, is the Assistant General Counsel of Don King Productions, Inc. ("DKP") where he has been employed since 1996.  Prior to joining DKP, Wirt worked in private practice as an attorney for prominent Chicago law firms.  He received his B.A. in Philosophy, Politics and Economics from Knox College, Galesburg, Illinois, graduating magna cum laude and Phi Beta Kappa.  He received his J.D. degree, cum laude, from the University of Illinois, Champaign, in 1989.  He is also a CPA.  Wirt has extensive experience in the licensing of broadcasting rights to major domestic and international broadcasters, including, pay per view, cable, satellite, Internet, terrestrial, premium and closed circuit television license agreements.

“We are delighted to have attracted such high profile media and entertainment executives to the Board of ITVN,” said Charles Prast, CEO of ITVN. “We expect that their guidance, reputation and relationships will significantly accelerate both the roll-out of our broadband enabled IPTV set-top-boxes and the launch of additional interactive entertainment networks.”

The three entertainment and media leaders join already seated Board and Management Team members Charles Prast, CEO, Michael Martinez, President and co-founder, and Murray Williams, CFO.

What is IPTV?
IPTV stands for Internet Protocol TV, which is broadcast-quality television delivered over standard home broadband Internet. While offering the same quality as satellite or cable, IPTV has many advantages, such as virtually limitless programming and on-demand content because only channels selected by consumers are delivered over home broadband networks. All content—including HDTV—can be distributed on a subscription or pay-per-view basis with content promotion integrated into the user experience. Best of all, IPTV offers true interactivity for the customer, allowing two-way communication with services comparable to the Web, creating a better environment for users, programmers and advertisers.

About ITVN
Interactive Television Networks Inc. is a vertically integrated provider of interactive content networks delivered to the television over home broadband. ITVN owns or controls all aspects of its business from content licenses, management, billing, and streaming software to the set-top-box installed in the consumer’s home. Determined to remain the leader in IPTV, ITVN has invested heavily into making this a global product for people around the world. With its versatility and portability, ITVN will remain the customers’ choice for IPTV entertainment. For more information visit www.itvn.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the release of ITVN's network and products, the market acceptance of its products and services, competition from companies that provide, or have announced an intention to provide IPTV, the need for subsequent substantial additional financing, and the company's ability to successfully market ITVN's products and services. Additional uncertainties and risks are described in Radium's most recently filed SEC documents, such as its most recent current reports on Form 8-K. All forward-looking statements are based upon information available to Radium on the date the statements are first published. Radium undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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